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                                                                   Exhibit 99.1

( BW)(GA-TRI-STATE-OUTDOOR) Tri-State Outdoor Media Group, Inc.
Announces Third Quarter Results

    Business Editors

    ATLANTA--(BUSINESS WIRE)--Nov. 13, 2001--Tri-State Outdoor Media Group, Inc. announced today that the Company's results of operations for the third quarter have been adversely affected by the downturn in demand for advertising both before the terrorist attacks of September 11, 2001 and an acceleration of that trend after September 11, 2001 and an increase in amount of delinquent accounts recievable. The Company's financial performance for the third quarter will cause the Company to be in breach of certain covenants of its senior secured lending facility.
    The Company will not be able to make draw downs on this facility to make the next interest payment due November 15, 2001 on its 11% Senior Notes due 2008. The Company is otherwise meeting its obligations as they currently exist. The Company will report its complete third quarter results on November 14, 2001. The Company is working on a plan to address the defaults under its senior secured lending facility and the anticipated default under its Senior Notes and will be presenting such plan to its senior secured lender and Senior Note holders when it is completed. The Company has engaged Jefferies & Company, Inc., to assist the Company in exploring strategic alternatives. The Company has entered into a forbearance agreement with its senior secured lender whereby such lender has agreed, under certain circumstances, to forego exercising any remedies contained in the senior secured lending facility until March 1, 2002.
    The Company is a leading highway directional outdoor advertising company, operating over 12,000 advertising displays, including approximately 10,500 bulletins and approximately 1500 posters, in 27 states in the eastern and central United States at September 30, 2001. Essentially all of the Company's billboards are located along interstate highways and primary and secondary roads outside of urban areas.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties and actual results could differ materially from those discussed in the forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intent," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. The Company's actual results could differ materially from those anticipated by the forward-looking statements due to a number of factors, including: (i) the continued decline in demand for outdoor advertising as an advertising medium; (ii) the amount of delinquent accounts receivable; (iii) the continued downturn in general economic conditions; and (iv) other risks discussed in the Company's other filings with the Securities and Exchange Commission. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statement or risk factors.


    CONTACT:  Tri-State Outdoor Media Group, Inc.
              Sheldon Hurst
                or
              Bart Holt, 800/835-1188